*For Immediate Release*

Contact:

William C. Calderara

President and Chief Executive Officer

or

James Hastings

Executive Vice President and Chief Financial Officer

(203) 720-5000

NAUGATUCK VALLEY SAVINGS AND LOAN

OPERATING UNDER OCC-IMPOSED

INDIVIDUAL MINIMUM CAPITAL REQUIREMENTS

Naugatuck, Connecticut; June 28, 2013. Naugatuck Valley Savings and Loan (the “Bank”), the wholly-owned subsidiary of Naugatuck Valley Financial Corporation (the “Company”) (NasdaqGM: NVSL), announced today that the Bank’s primary federal banking regulator, the Office of the Comptroller of the Currency (the “OCC”), has imposed individual minimum capital requirements (“IMCRs”) on the Bank effective June 4, 2013.

The IMCRs require the Bank to maintain a Tier 1 leverage capital to adjusted total assets ratio of at least 9.00% and a total risk-based capital to risk-weighted assets ratio of at least 13.00%. Before the establishment of the IMCRs, the Bank had been operating under these capital parameters by self-imposing these capital levels as part of the capital plan the Bank was required to implement under the terms of the previously disclosed January 2012 Formal Agreement between the Bank and the OCC. The Bank exceeded the IMCRs at March 31, 2013, with a Tier 1 leverage ratio of 9.85% and a total risk-based capital ratio of 16.09%.

As a source of strength to its subsidiary bank, the Company has liquid assets which the Company could contribute to the Bank to enhance the Bank’s capital levels. The Company’s liquid assets totaled approximately $12.6 million at March 31, 2013. If the Company had contributed those assets to the Bank as of March 31, 2013, the Bank would have had a Tier 1 leverage ratio of approximately 12.71% and a consolidated total risk-based capital ratio of approximately 20.26% at March 31, 2013.

Naugatuck Valley Financial Corporation is the holding company for Naugatuck Valley Savings and Loan. In addition to its main office in Naugatuck, the Bank operates nine other branch offices in Southwestern Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market area.

This press release contains forward-looking statements with the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are often identified by forward-looking words such as “expect,” “believe,” anticipate,” or other words with similar meanings. Forward-looking statements are not statements of fact and a number of factors could cause actual results to differ materially from expected results. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release. Except as may be required by applicable law, the Company assumes no obligation to update or revise any such forward-looking statements. For additional discussion of the risks and uncertainties generally applicable to the Company, see the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2012 and its subsequent Quarterly Reports on Form 10-Q.